EXHIBIT 21.1

List of Subsidiaries or Other Related Entities of Company

Cheniere Energy Investments, LLC
Cheniere Midstream Services, LLC
Cheniere NGL Pipeline, LLC
Sabine Pass LNG-GP, LLC
Sabine Pass LNG-LP, LLC
Sabine Pass LNG, L.P.
Sabine Pass Liquefaction, LLC
Sabine Pass Tug Services, LLC